Exhibit 5.1

Our ref: CMO/786398-000005/35607178v2

Cazoo Group Ltd PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

7 December 2023

Cazoo Group Ltd

We have acted as counsel as to Cayman Islands law to Cazoo Group Ltd (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) relating to the resale by certain selling securityholders of up to 4,499,721 Class A Shares (the “Shares”) issued in connection with the consummation of the Exchange Offer (as defined in the Registration Statement).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 24 March 2021, the certificate of incorporation on change of name dated 26 August 2021 and the amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 23 August 2021 with effect from 26 August 2021 and as amended by ordinary resolution dated 29 June 2022 and as conditionally amended by ordinary resolution dated 7 February 2023 with effect from 8 February 2023 and as further conditionally amended by ordinary resolution dated 21 November 2023 with effect from 5 December 2023 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 17 September 2023 (the “Initial Resolutions”), the written resolutions of the board of directors of the Company dated 5 December 2023 (the “Subsequent Resolutions”), the consents of the Authorised Officers (as defined in the Initial Resolutions) dated 6 December 2023 (the “Authorised Officer Consents”), the written resolutions of the board of directors of the Company dated 6 December 2023 (together with the Initial Resolutions, the Subsequent Resolutions and the Authorised Officer Consents, the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 15 September 2023 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.4	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.5	No monies paid to or for the account of any party or any property received or disposed of by any party in each case in connection with the consummation of the transactions contemplated by the Registration Statement represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.6	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely on our review of the Memorandum and Articles, the authorised share capital of the Company is US$22,105,000 divided into 100,000,000 Class A ordinary shares of a par value of US$0.20 each, 25,000 Class B ordinary shares of a par value of US$0.20 each, 500,000 Class C ordinary shares of a par value of US$0.20 each and 10,000,000 preference shares of a par value of US$0.20 each.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, “Risk Factors” and “Description of Securities ⸺ Enforcement of Civil Liability under Cayman Islands Law” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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